Exhibit 99(a) of the Form S-1 Registration Statement – Alternate Minimum Value

We establish the Alternate Minimum Base for each of your Index Options. On the Index Effective Date it is equal to the Index Option Base multiplied by the AMB Factor. Interest earned is tracked in the Accumulated Alternate Interest. The interest that is added each day to the Accumulated Alternate Interest is equal to the Alternate Minimum Base multiplied by the Alternate Interest Rate, then dividing this result by 365. We set the Alternate Interest Rate on the Issue Date and it does not change during the time you own your Contract.
On the Index Effective Date the Alternate Minimum Value for each of your Index Options is equal to the Index Option Base multiplied by the AMV Factor. On each day during the Index Year, the Alternate Minimum Value is equal to the Index Option Base on the last Index Anniversary (or the Index Effective Date if this is the first Index Year) (adjusted for any withdrawals, including any withdrawal charge) multiplied by the AMV Factor plus the Accumulated Alternate Interest. We then add the Daily Adjustment if this is an Index Performance Strategy, Index Guard Strategy, or Index Precision Strategy Index Option.
On any Business Day we process a partial withdrawal or transfer Index Option Value from an Index Option to a Variable Option, we reduce each Alternate Minimum Value, Alternate Minimum Base, and Accumulated Alternate Interest by the percentage of Index Option Value withdrawn (which includes any applicable withdrawal charge).
On any Business Day you transfer Index Option Value from an Index Option to another Index Option, we also transfer Accumulated Alternate Interest. The dollar amount of Accumulated Alternate Interest transferred is equal to the dollar amount of Index Option Value transferred divided by the total Index Option Value for the Index Option prior to the transfer, then multiplied by the Accumulated Alternate Interest for the Index Option prior to the transfer.
On each Index Anniversary we reset your Alternate Minimum Value to equal the new Index Option Base multiplied by the AMV Factor plus the Accumulated Alternate Interest. We also reset your Alternate Minimum Base to equal the Index Option Base multiplied by the AMB Factor plus the Accumulated Alternate Interest. The Accumulated Alternate Interest does not reset on the Index Anniversary. The Index Option Base is determined at the end of the day on the Index Anniversary after applying any Credit, additional Purchase Payment, transfers into or out of the Index Option, partial withdrawals and Contract expenses.
EXAMPLE
This example shows how the Alternate Minimum Value changes throughout an Index Year as the Index returns fluctuate. It assumes you purchase a Contract and allocate $1,000 to an Index Performance Strategy Index Option. On the Issue Date the Alternate Interest Rate is 1%, the AMV Factor is 87.50%, and the AMB Factor is 87.50%. On the Index Effective Date the Index Option Base is $1,000, the Alternate Minimum Value is $875.00 ($1,000 Index Option Base x 87.50% AMV Factor), and the Alternate Minimum Base is $875.00 ($1,000 Index Option Base x 87.50% AMB Factor). For simplicity we assume the Index Option base is $1,000 throughout the Index Year. In reality your Index Option base changes throughout the year with the deduction of any partial withdrawal you request and when we deduct the product fee and contract maintenance charge.
                                                                        Allianz Index Advantage®                                                    IXA-032 (04/2018)
Exhibit 99(a)

Month	YTD Index Return	Index Option Value	Alternate Minimum Base	Accumulated Alternate Interest	Daily Adjustment	Alternate Minimum Value
Index Effective Date	0%	$1,000.00	$875.00	-	$0.00	$875.00
1	5%	$1,031.18	$875.00	$0.73	$31.18	$906.91
2	9%	$1,055.14	$875.00	$1.46	$55.14	$931.59
3	2%	$1,021.89	$875.00	$2.19	$21.89	$899.08
4	-8%	$962.94	$875.00	$2.92	-$37.06	$840.86
5	-14%	$923.58	$875.00	$3.65	-$76.42	$802.22
6	-20%	$879.39	$875.00	$4.38	-$120.61	$758.77
7	-19%	$891.22	$875.00	$5.10	-$108.78	$771.32
8	-12%	$948.93	$875.00	$5.83	-$51.07	$829.76
9	-3%	$1,008.12	$875.00	$6.56	$8.12	$889.68
10	2%	$1,037.04	$875.00	$7.29	$37.04	$919.33
11	6%	$1,062.02	$875.00	$8.02	$62.02	$945.04
1st Index Anniversary	1%	$1,010.00	$892.50	$8.75	$10.00	$892.50
Note that on the first Index Anniversary the Alternate Minimum Value is equal to $892.50 ($1,010.00 x 87.50% + $8.75) and the Alternate Minimum Base is equal to $892.50 ($1,010.00 x 87.50% + $8.75).

                                                                        Allianz Index Advantage®                                                    IXA-032 (04/2018)
Exhibit 99(a)
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